EXHIBIT 99.1

Contact: Janice Monahan
480/693-5729

FOR IMMEDIATE RELEASE: Monday, Oct. 4, 2004

AMERICA WEST REPORTS RECORD SEPTEMBER TRAFFIC

Third and Fourth Quarter Losses Expected Due to Yield Pressure and High Fuel Costs

     PHOENIX—America West Airlines (NYSE:AWA) today reported record traffic statistics for the month of September 2004. Revenue passenger miles (RPMs) for September 2004 were a record 1.9 billion, an increase of 13.5 percent from September 2003. Capacity increased 7.8 percent in September 2004 to a record 2.4 billion available seat miles (ASMs). The passenger load factor for the month of September was a record 76.6 percent. America West also reported record year-to-date RPMs of 17.4 billion, record year-to-date ASMs of 22.6 billion and a record year-to-date load factor of 77.4 percent.

     “We are pleased to report a record load factor for the third consecutive month as more travelers are selecting America West’s outstanding service. Unfortunately, yields remain under severe pressure as our industry continues to struggle with excess capacity,” said Scott Kirby, executive vice president, sales and marketing.

     America West also noted that due to the weak yield environment and the extraordinarily high price of fuel, the airline anticipates it will report significant losses for its recently completed third quarter and the fourth quarter 2004.

     The following summarizes America West’s September, third quarter and year-to-date traffic results for 2004 and 2003:

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America West Airlines
Reports September Traffic / 2

	September 2004	September 2003	% Change
Revenue Passenger Miles(000)	1,858,764	1,637,304	13.5
Available Seat Miles (000)	2,427,667	2,252,343	7.8
Load Factor (percent)	76.6	72.7	3.9 pts.
Enplanements	1,690,985	1,546,350	9.4

	3Q 2004	3Q 2003	% Change
Revenue Passenger Miles (000)	6,227,632	5,634,902	10.5
Available Seat Miles (000)	7,646,062	7,061,591	8.3
Load Factor (percent)	81.4	79.8	1.6 pts.
Enplanements	5,555,115	5,321,811	4.4

	Year-to-date 2004	Year-to-date 2003	% Change
Revenue Passenger Miles (000)	17,449,200	16,008,868	9.0
Available Seat Miles (000)	22,550,316	20,887,333	8.0
Load Factor (percent)	77.4	76.6	0.8 pts.
Enplanements	15,795,790	15,161,963	4.2

     For the month of September 2004, America West will report its domestic on-time performance of 82.2 percent and its completion factor of 97.9 percent to the Department of Transportation. Excluding the effects of the Los Angeles-area Federal Aviation Administration radio outage that impacted operations on September 14 and 15 and the effects of the hurricanes that affected operations for several days during the month, the airline’s completion factor would have been 98.8 percent. Nearly 150 flights were cancelled because of those events.

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America West Airlines
Reports September Traffic / 3

     For additional information regarding the airline’s current cost per available seat mile (CASM) guidance, fuel hedging positions, and planned capital expenditures for the remainder of 2004, please visit the investor relations update, which is located in the “About AWA” section of the airline’s Web site at www.americawest.com. The investor relations update page also includes current distribution percentages (information on the airline’s distribution channels) and fleet plan through 2007.

     America West Airlines is the nation’s second largest low-fare airline and the only carrier formed since deregulation to achieve major airline status. America West’s 13,000 employees serve nearly 55,000 customers a day in 96 destinations in the U.S., Canada, Mexico and Costa Rica.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including the statements regarding the industry revenue environment. These statements involve risks and uncertainties that could cause actual results to differ materially, including, but are not limited to, the duration and extent of the current soft economic conditions; the impact of global instability, including the continuing impact of the continued military presence in Iraq and Afghanistan and the terrorist attacks of Sept. 11, 2001 and the potential impact of future hostilities, terrorist attacks, infectious disease outbreaks or other global events; changes in federal and state laws and regulations; changes in prevailing interest rates and the availability of and terms of financing to fund our business; the cyclical nature of the airline industry; competitive practices in the industry; the impact of changes in fuel prices; relations with unionized employees generally and the impact and outcome of the labor negotiations and other factors described from time to time in the Company’s publicly available SEC reports. We caution you that these risks may not be exhaustive. We operate in a continually changing business environment, and new risks emerge from time to time. The Company undertakes no obligation to publicly update any forward-looking statement to reflect events or circumstances that may arise after the date of this press release.

-AWA-